EXHIBIT 10.35
KAUFMAN AND BROAD, INC.
Executive Deferred Compensation Plan
This Executive Deferred Compensation Plan (hereinafter referred to as the “Plan”) has been adopted by the Personnel, Compensation and Stock Option Committee of the Board of Directors of Kaufman and Broad, Inc. (hereinafter referred to as the “Employer”), effective as of July 11, 1985.
1.	Purpose
The purpose of the Plan is to provide supplemental retirement income and death benefits for certain Executives (hereinafter defined).
2.	Definitions
The following definitions, set forth in alphabetical order, are used throughout the Plan. Whenever words or phrases have initial capital letters in the Plan, a special definition for those words or phrases is set forth below.
(a)	“Account” means the record maintained by the Committee of each Participant’s Deferrals, Employer contributions, credited interest and distributions under the Plan.

(b)	“Anniversary Date” means the last day of each Plan Year.

(c)	“Beneficiary” means the person, persons or entity designated in writing by the Participant on forms provided by the Committee to receive distribution of certain death benefits under the Plan in the event of the Participant’s death. A Participant may change the designated Beneficiary from time to time by filing a new written designation with the Committee, and such designation shall be effective upon receipt by the Committee. If a Participant has not designated a Beneficiary, or if a designated Beneficiary is not living or in existence at the time of a Participant’s death, any death benefits payable under the Plan shall be paid to the Participant’s spouse, if then living, and if the Participant’s spouse is not then living, to the Participant’s estate.

(d)	“Benefit Agreement” means a benefit agreement described in Section 8(a) relating to a Total Deferral commitment beginning in a specific Plan Year.

(e)	“Board of Directors” means the Board of Directors of Kaufman and Broad, Inc.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Personnel, Compensation and Stock Option Committee of the Board of Directors or any successor thereof.

(h)	“Covered Bonus” means the annual cash bonus earned by the Participant in the current Plan Year and payable in the following Plan Year.

(i)	“Covered Salary” means annual base salary, excluding any bonus or other form of remuneration.

(j)	“Deferral” means the portion of a Participant’s Covered Salary and/or Covered Bonus that has been deferred in accordance with Section 3(d). Deferral amounts are retained by the Employer as part of its general assets.

(k)	“Deferral Period” means the period beginning with the effective date of a particular Benefit Agreement and ending on November 30, 1992.

(l)	“Disability” means “Total Disability.” Total Disability must last continuously at least six months during the Participant’s lifetime. Total Disability of the Participant means his inability, caused by disease or bodily injury, to do substantially all the material duties of his regular job, except that:
(i)	After such inability has continued for two years, a Participant is not totally disabled if he can work for pay or profit at some other job for which he is reasonably fitted by education, training or experience, and

(ii)	A Participant is not totally disabled at any time when he is working for pay or profit.
Total Disability excludes intentional self-inflicted injury, and war or any act incident to war, or service in the armed forces or any auxiliary civilian force of any country at war.
(m)	“Disability Plan” means the insured long-term disability plan maintained by the Employer which covers the Participants in this Plan, or any successor disability plan.

(n)	“Early Retirement Date” means the first day of the month coinciding with or next following the later of:
(i)	Attainment of age 50; and

(ii)	Completion of all Total Deferral commitments under the Plan; and

(iii)	Completion of ten (10) years of continuous employment with the Employer.
(o)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p)	“Executive” means a management or highly-compensated employee of the Employer or any of its subsidiaries who has been specifically designated, by the Board of Directors or the Committee, as eligible to participate in this Plan as either a Tier I or Tier II Executive.

(q)	“Minimum Annual Deferral” means the minimum amount of Deferral that a Participant may make in any Plan Year under Section 3(d)(ii).

(r)	“Normal Retirement Date” means the first day of the month coinciding with or next following the later of:
(i)	Attainment of age 60, if the Executive was less than age 51 when he became a Participant, or attainment of age 65 for all other Participants; and

(ii)	Completion of all Total Deferral commitments under the Plan.
(s)	“Participant” means an Executive who has made a written election to participate in the Plan in accordance with Section 3(a).

(t)	“Plan Interest Rate” means:
(i)	For the period from February 1, 1986, to January 31, 1987, 15% per annum; and

(ii)	For the period February 1, 1987 to November 30, 1987, the average of the Moody’s AAA Seasoned Corporate Bond Yield (which yield is published in Section H.15(519) of the Federal Reserve Statistical Release) for the 12 months ended November 30, 1986, increased by 300 basis points; and

(iii)	For all Plan Years subsequent to that ended November 30, 1987, the average of the Moody’s AAA Seasoned Corporate Bond Yield (which yield is published in Section H.15(519) of the Federal Reserve Statistical Release) for the 12 months preceding such Plan Year, increased by 300 basis points.
(u)	“Plan Year” means a fiscal year beginning December 1 of any year and ending November 30 of the following year, or such other fiscal year as adopted by the Employer.

(v)	“Post-Retirement Death Benefit” means the benefit payable to the Beneficiary of a Participant who dies after the commencement of his Retirement Income Benefit, as described in Section 6.

(w)	“Pre-Retirement Death Benefit” means the benefit payable to the Beneficiary of a Participant who dies prior to commencement of his Retirement Income Benefit, as described in Section 5.

(x)	“Retirement Income Benefit” means the retirement benefit described in Section 4.

(y)	“Total Deferral” means the total amount of Deferrals that a Participant commits to make during the Deferral Period under Section 3(c) with respect to a particular Benefit Agreement.
3.	Participation
(a)	Commencement of Deferral Period:

An Executive shall become a Participant hereunder upon execution by the Participant and the Committee of an initial Benefit Agreement. A Participant (with the consent of the Committee) may enter into additional Benefit Agreements for Deferral Periods commencing in subsequent Plan Years until the Plan Year commencing on December 1, 1991. Each Benefit Agreement shall become effective on the next December 1 after execution, and shall contain the items described in this Section and in Section 8(a). Subject to subsection (b), the elections made in a Benefit Agreement shall be irrevocable.

(b)	Deferrals:

A Participant may continue to make the Deferrals provided under subsection (d) with respect to a specific Benefit Agreement until his designation as an Executive is revoked by the Board of Directors, he terminates employment with the Employer, he receives a hardship withdrawal or he has made the Total Deferral described in subsection (c).

(c)	Election of Total Deferral:

The Participant shall elect the Total Deferral that he will make during the Deferral Period in his respective Benefit Agreement. Such Total Deferral shall be either the minimum or maximum as follows:

	Minimum	Maximum
Tier I Executives	$80,000	$160,000
Tier II Executives	40,000	80,000
(d)	Annual Election:

Participants may irrevocably elect in writing with respect to each Benefit Agreement to make a Deferral for a Plan Year in the Deferral Period in accordance with the following rules:
(i)	Each Participant shall make a Deferral for the first Plan Year of the respective Deferral Period equal to 25% of his Total Deferral. The source of such Deferral shall be the Participant’s Covered Bonus payable in such Plan Year and/or the Participant’s Covered Salary for such Plan Year, as requested by the Participant in his Benefit Agreement for such Deferral Period.

(ii)	Each Participant may elect to make an annual Deferral for a subsequent Plan Year of the respective Deferral Period from his Covered Bonus payable in such Plan Year and/or his Covered Salary payable in such Plan Year. Such election must be made on or before November 30 preceding the Plan Year. If the Participant elects to make a Deferral, the amount of the annual Deferral shall be at least $10,000 or $20,000 (the Minimum Annual Deferral for Tier II or Tier I, respectively), and not more than the lesser of: 25% of his Total Deferral or, if the Deferral Period is less than four years, the amount necessary to make such Total Deferral in equal installments over the Deferral Period; or the amount needed to complete his Total Deferral.

(iii)	Deferrals for a Plan Year shall be credited to Participant’s Accounts as of the end of the month in which the Deferral is subtracted from the Participant’s Covered Bonus or Covered Salary.

(iv)	If a Participant fails to make his Total Deferral by the end of the Deferral Period, he shall cease to be a Participant in the Plan with respect to that Benefit Agreement. He shall receive a lump-sum payment within 90 days of the end of the Deferral Period equal to his Account balance as of the end of the Deferral Period attributable to such Benefit Agreement reduced to reflect the crediting of interest at the rate of 3% less than the Plan Interest Rate rather than the Plan Interest Rate throughout the Deferral Period and the elimination of Employer contributions that had been credited to the Account and interest thereon. Neither the Participant, spouse nor Beneficiary shall be entitled to any further benefit hereunder with respect to such Benefit Agreement.
(e)	Employer Contributions:

For any month in which the Participant’s Account is credited with a Deferral, the Account shall also be credited with an Employer contribution. The Employer contribution shall be equal to 25% of the Participant’s Minimum Annual Deferral as described in Section 3(d)(ii) and the aggregate of all such Employer contributions shall not exceed 25% of the minimum Total Deferral available to the Participant under section 3(c), computed separately with respect to each Benefit Agreement.

(f)	Interest:

Except as otherwise provided, interest shall be credited to each Participant’s Account quarterly during each Plan Year based upon the Plan Interest Rate in effect for such Plan Year for so long as there remains a balance in the Participant’s Account.
4.	Participant Benefits
(a)	Normal Retirement:
A Participant who retires on his Normal Retirement Date shall be entitled to a Retirement Income Benefit commencing at Normal Retirement Date consisting of equal monthly payments over 20 years if the Participant was less than age 51 when he commenced participation in the Plan, or 15 years if he had attained age 51 when he commenced participation. The amount of the monthly payments shall be calculated to pay out over the specified period the balance in the Account at the commencement of payments with interest credited monthly on the declining balance at the average Plan Interest

Rate for the five Plan Years preceding the commencement of payments (“minimum interest rate”). The Participant’s Account shall continue to be credited quarterly with interest at the Plan Interest Rate and charged with the monthly payments to the Participant. At the end of every three years until the payment period has elapsed, the actual amount of interest credited to the Account shall be compared to the interest that would have been generated by the minimum interest rate over the same time period. If the actual interest is greater than the minimum interest, the difference shall be paid to the Participant in a lump-sum payment and subtracted from the Account as a distribution. If it is determined that the minimum interest exceeds the actual interest, the account shall be adjusted for such difference, but the Participant will not have to repay any portion of his distributions.
(b)	Early Retirement:
(i)	A Participant who retires prior to his Normal Retirement Date, but on or after his Early Retirement Date, shall be entitled to a Retirement Income Benefit commencing on his Normal Retirement Date, determined in accordance with subsection (a).

(ii)	In lieu of the Retirement Income Benefit described in paragraph (i), a Participant who retires prior to his Normal Retirement Date, but on or after his Early Retirement Date, may elect with the consent of the Committee at any time prior to his Normal Retirement Date to commence to receive on the first day of the month following his early retirement a Retirement Income Benefit determined in the manner set forth in subsection (a), based upon the balance in his Account as of such date.
(c)	Deferred Retirement:
A Participant who retires after his Normal Retirement Date shall be entitled to a Retirement Income Benefit commencing on the first day of the month following his actual retirement, determined in accordance with subsection (a) using the balance in his Account as of his actual retirement date in lieu of the balance as of his Normal Retirement Date.

(d)	Termination of Employment:

A Participant who terminates employment prior to his Early Retirement Date shall be entitled to a termination benefit. The benefit shall be a lump-sum payment made within 90 days of the end of the Plan Year in which his employment terminates, equal to his Account balance as of the date of distribution including interest prorated to such date. Neither the Participant, spouse nor Beneficiary shall be entitled to any further benefit hereunder.

(e)	Disability:
(i)	A Disabled Participant who is:
(A)	Within the initial exclusion period under the Disability Plan and for that reason only is not receiving benefits thereunder; or

(B)	Receiving benefits under the Disability Plan;
shall be deemed to be an Executive during such period and shall continue to be eligible for retirement benefits without reduction for payments under Section 4(e)(ii) and Pre-Retirement and Post-Retirement Death Benefits under Sections 5 and 6. If the period of disability occurs within a Deferral Period, and the Disabled Participant had not completed making his Total Deferrals prior to the period of disability, he shall be excused from making one additional Deferral under each applicable Benefit Agreement for each Plan Year of disability, but no amounts shall be credited to his Account with respect to such excused Deferral(s). However, if he returns to employment within the Deferral Period, he may elect in the normal time period to make the Deferrals that were previously excused.
(ii)	A Disabled Participant who is receiving benefits under the Disability Plan shall receive an additional disability benefit under this Plan. The disability benefit shall consist of monthly payments during the period the Participant is receiving payments under the Disability Plan. Such monthly payments shall equal on an annual basis 37.5% of the Total Deferral elected by the Participant under Section 3(c) under all Benefit Agreements.

(iii)	With the approval of the Committee, the Disabled Participant may withdraw his Account balance in a lump sum. Such withdrawal shall make the Disabled Participant, spouse and Beneficiary ineligible for further benefits hereunder except for the benefits provided under paragraph (ii) of this subsection and the death benefits provided under Sections 5 and 6.
(f)	Hardship Withdrawal:

At any time prior to the commencement of Retirement Income Benefits hereunder, a Participant may request the Committee to make a distribution to him from his Account balance in a lump sum within 90 days. Such distribution shall be made only if the Committee determines that the Participant is suffering from a financial hardship that cannot be satisfied by his normal sources of income. In addition, the following rules shall apply separately with respect to each of the Participant’s Benefit Agreements:
(i)	If the hardship withdrawal is to be made within the Deferral Period, the amount to be distributed shall be the entire Account balance, and neither the Participant, spouse nor Beneficiary shall be entitled to any further benefit hereunder.

(ii)	If the hardship withdrawal is to be made after the Deferral Period, the Participant may select the portion of his Account to be withdrawn. The Participant will remain eligible for retirement, death, termination and disability benefits hereunder (based upon his remaining Account balance where applicable).
(g)	Change of Control:

In the event of a “Change of Control” as defined below, a Participant may elect to withdraw his entire Account balance (including interest accrued to the date of payment) by giving written notice to the Committee. Upon the delivery of such notice, the Participant’s Account balance (together with interest thereon) shall become due and payable as a lump-sum distribution on the date of such Change of Control.

A Change of Control shall be deemed to have taken place if:
(i)	As a result of or in connection with any cash tender or exchange offer, merger or other business combination, sale of assets or contested election,

or any combination of the foregoing transactions (“Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company, or
(ii)	Any person or “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of the shares of the Company having 25% or more of the total number of votes that may be cast for the election of directors of the Company, or

(iii)	The shareholders of the Company shall have approved an agreement providing for a transaction in which the Company will cease to be an independent publicly-owned company or for the exchange of at least a majority of the outstanding stock for cash or property or securities (other than common stock of the Company) or for the sale or other disposition of all or substantially all of the assets of the Company.
5.	Pre-Retirement Death Benefit
(a)	Regular Benefit — Account Balance:

The Beneficiary of a Participant who dies:
(i)	While employed by the Employer; or

(ii)	After termination, but prior to commencement of his Retirement Income Benefit shall be entitled to receive the balance in the Participant’s Account. This will be paid in a lump sum unless the Participant (with the consent of the Committee) elected a different payment period prior to his death. A Participant may change this election annually during the month of December. The benefit shall be paid or shall commence to be paid as soon as practicable after the Participant’s death.
(b)	Enhanced Benefit — Pre-Retirement Survivor Annuity

The Beneficiary of a Participant who dies:
(i)	While employed by the Employer, or
(ii)	After termination of employment having qualified for a Retirement Income Benefit, but prior to commencement of his Retirement Income Benefit; and

(iii)	After waiving coverage under the supplemental executive group term life insurance plan provided by the Employer shall be entitled to the death benefit provided under subsection (a), and shall also be entitled to ten annual payments of $145,000 commencing as soon as practicable after the Participant’s death.
6.	Post-Retirement Death Benefit
(a)	Regular Benefit:

The Beneficiary of a Participant who dies after commencement of his Retirement Income Benefit shall be entitled to continue to receive the Retirement Income Benefit payments being made to the Participant under Section 4 for the period specified in that section.

(b)	Spouse’s Survivor Benefit:

The spouse of a Participant who dies after commencement of his Retirement Income Benefit on account of early, normal or deferred retirement shall be entitled to receive a spouse’s survivor benefit. The spouse’s survivor benefit shall commence after all benefits have been paid to the Beneficiary under subsection (a), and shall consist of an annuity for the life of the spouse with monthly payments equal to 66.67% of the average monthly payments made to the Participant and Beneficiary under Sections 4 and 6(a), respectively. Notwithstanding the foregoing, if the spouse is more than five years younger than the Participant, the annuity will be determined with reference to the actual age of the spouse and the monthly payments reduced to produce the actuarial equivalent of an annuity for a spouse who is five years younger than the Participant. In addition, a Benefit Agreement for a Benefit Deferral Period commencing after December 1, 1987 may set forth a different Post-Retirement Death Benefit applicable to such Benefit Agreement.

7.	Vesting of Benefits
(a)	Participant’s Account:

Except as otherwise provided in Section 3(d)(iv), a Participant shall be 100% vested in his Account balance at all times and shall rank as an unsecured creditor of the Company for his entire Account balance.

(b)	Other Benefits:

Retirement and death benefits, to the extent that they exceed a Participant’s Account balance, shall vest only upon the retirement or death of the Participant, whichever is applicable, and may be modified or eliminated until such vesting in accordance with Section 12.
8.	Additional Provisions
(a)	Benefit Agreement:

The Committee shall provide to each Executive a form of Benefit Agreement with respect to each Deferral Period for which the Committee will permit the Executive to make Deferrals, which shall set forth the Executive’s acceptance of the benefits provided hereunder, his agreement to be bound by the terms of the Plan and such other matters as are set forth in this Plan or deemed advisable by the Committee.

(b)	Exclusion for Suicide or Self-Inflicted Injury:

Notwithstanding any other provision of the Plan, no Spouse’s Survivor Benefit under Section 6(b) with respect to a specific Benefit Contract shall be paid to the spouse or Beneficiary of any Executive who dies within two years of the effective date of such Benefit Contract as the result of suicide or self-inflicted injury.

(c)	Leave of Absence:

An Executive who is on an approved leave of absence with salary, or on an approved leave of absence without salary for a period of not more than six months, shall be deemed to be an Executive employed by the Employer during such leave of absence. An Executive who is on an approved leave of absence without salary for a period in excess of six months shall be deemed to have voluntarily terminated his employment as of the end of such six-month period and therefore shall be subject to the conditions set forth in Section 4(d).
(d)	Alternative Forms of Benefit:

The Board of Directors in its sole discretion, but with the consent of the recipient, may elect to pay the Participant, spouse or Beneficiary an actuarially equivalent lump sum or other form of benefit that it deems appropriate in lieu of the form of benefit otherwise provided.

(e)	Actuarial Equivalence:

Actuarial equivalence hereunder shall be determined using the interest and mortality factors adopted from time to time by the Board of Directors or the Committee. The initial factors to be used shall be an interest rate of six percent (6%) per year and a mortality assumption based upon the 1970 Group Annuity Table for males (to be used for both males and females).

(f)	Withholding:

Benefit payments hereunder shall be subject to applicable federal, state or local withholding laws.
9.	Funding of Benefits
The Plan shall be unfunded. All benefits payable under the Plan shall be paid from the Employer’s general assets, and nothing contained in the Plan shall require the Employer to set aside or hold in trust any funds for the benefit of a Participant or his Beneficiary, who shall have the status of a general unsecured creditor with respect to the Employer’s obligation to make payments under the Plan. Any funds of the Employer available to pay benefits under the Plan shall be subject to the claims of general creditors of the Employer and may be used for any purpose by the Employer.
10.	Administration of the Plan
(a)	The Committee:

The Committee shall administer the Plan and shall keep a written record of its action and proceedings regarding the Plan and all dates, records and documents relating to its administration of the Plan.

Subsequent to the close of each Plan Year, the Committee shall apprise in writing each Executive of his Account balance.
The Committee is authorized to interpret the Plan, to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, to make all other determinations necessary or advisable for the administration of the Plan and to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan into effect. The powers and duties of the Committee shall include, without limitation, the following:
(i)	Resolving all questions relating to the eligibility of Executives to become Participants;

(ii)	Determining the amount of benefits payable to Participants or their Beneficiaries and authorizing and directing the Employer with respect to the payment of benefits under the Plan.

(iii)	Construing and interpreting the Plan whenever necessary to carry out its intention and purpose and making and publishing such rules for the regulation of the Plan as are not inconsistent with the terms of the Plan.

(iv)	Compiling and maintaining all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and

(v)	Engaging any administrative, actuarial, legal, medical, accounting, clerical, or other services it may deem appropriate to effectuate the Plan.
Any action taken or determination made by the Committee shall, except as otherwise provided in Section 12 below, be conclusive on all parties. No members of the Committee shall vote on any matter affecting such member. In determining whether an Executive is Disabled, the Committee may rely on the conclusions reached by any insurance carrier that has issued an insurance policy to the Employer covering the Executive.
(b)	Expenses of the Committee:

The expenses of the Committee properly and actually incurred in the performance of its duties under the Plan shall be paid by the Employer and shall not decrease Participants’ Account balances.

(c)	Bonding and Compensation:

The members of the Committee shall serve without bond, and without compensation for their services as Committee members except as the Employer may provide in its discretion.

(d)	Information to be Submitted to the Committee:

To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to Executives and Participants as the Committee may require, and shall maintain such other records as the Committee may determine are necessary in order to determine the benefits due or which may become due to Participants or their Beneficiaries under the Plan. The Committee may rely on such records as conclusive with respect to the matters set forth therein.

(e)	Notices, Statements and Reports:

The Employer shall be the “administrator” of the Plan as defined in Section 3(16)(A) of ERISA for purposes of the reporting and disclosure requirements imposed by ERISA and the Code. The Committee shall assist the Employer, as requested, in complying with such reporting and disclosure requirements.

(f)	Service of Process:

The Committee may from time to time designate an agent of the Plan for the service of legal process. The Committee shall cause such agent to be identified in materials it distributes or causes to be distributed when such identification is required under applicable law. In the absence of such a designation, the Employer shall be the agent of the Plan for the service of legal process.

(g)	Insurance:

The Employer, in its discretion, may obtain, pay for and keep current a policy or policies of insurance insuring the Committee members, the members of the Board of Directors and other employees to whom any responsibility with respect to the administration of the Plan has been delegated, against any and all costs, expenses and liabilities (including attorneys’ fees) incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities, and obligations under the Plan and any applicable law.

(h)	Indemnity:

If the Employer does not obtain, pay for and keep current the type of insurance policy or policies referred to in subsection (g), or if such insurance is provided but any of the parties referred to in subsection (g) incur any costs or expenses which are not covered under such policies, then the Employer shall indemnify and hold harmless, to the extent permitted by law, such parties against any and all costs, expenses and liabilities (including attorneys’ fees) incurred by such parties in performing their duties and responsibilities under this Plan, provided that such party or parties were not guilty of willful misconduct. In the event that such party is named as a defendant in a lawsuit or proceeding involving the Plan, the party shall be entitled to receive on a current basis the indemnity payments provided for in this subsection, provided however that if the final judgment entered in the lawsuit or proceeding holds that the party is guilty of willful misconduct with respect to the Plan, the party shall be required to refund the indemnity payments that it has received.
11. Claims Procedure
(a)	Filing Claim for Benefits:

If a Participant or Beneficiary (hereinafter referred to as the “Applicant”) does not receive the timely payment of the benefits which the Applicant believes are due under the Plan, the Applicant may make a claim for benefits in the manner hereinafter provided.

All claims for benefits under the Plan shall be made in writing and shall be signed by the Applicant. Claims shall be submitted to a representative designated by the Committee and hereinafter referred to as the “Claims Coordinator.” The Claims Coordinator may, but need not, be a member of the Committee. If the Applicant does not furnish sufficient information with the claim for the Claims Coordinator to determine the validity of the claim, the Claims Coordinator shall indicate to the Applicant any additional information which is necessary for the Claims Coordinator to determine the validity of the claim.

Each claim hereunder shall be acted on and approved or disapproved by the Claims Coordinator within 90 days following the receipt by the Claims Coordinator of the information necessary to process the claim.

In the event the Claims Coordinator denies a claim for benefits in whole or in part, the Claims Coordinator shall notify the Applicant in writing of the denial of the claim and notify the Applicant of his right to a review of the Claims Coordinator’s decision by the Committee. Such notice by the Claims Coordinator shall also set forth, in a manner calculated to be understood by the Applicant, the specific denial, the specific provisions of the Plan or Agreement on which the denial is based, a description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary, and an explanation of the Plan’s appeals procedure as set forth in this section.

If no action is taken by the Claims Coordinator on an Applicant’s claim within 90 days after receipt by the Claims Coordinator, such claim shall be deemed to be denied for purposes of the following appeals procedure.

(b)	Appeals Procedure:

Any Applicant whose claim for benefits is denied in whole or in part may appeal from such denial to the Committee for a review of the decision by the Committee. Such appeal must be made within three months after the Applicant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:
(i)	Request a review by the Committee of the claim for benefits under the Plan;

(ii)	Set forth all of the grounds upon which the Applicant’s request for review is based and any facts in support thereof; and

(iii)	Set forth any issues or comments which the Applicant deems pertinent to the appeal.
The Committee shall regularly review appeals by Applicants. The Committee shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 90 days after the last documentation is received by the Committee.

The Committee shall make full and fair review of each appeal and any written materials submitted by the Applicant in connection therewith. The Committee may require the Applicant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. The Applicant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided the Committee finds the requested documents or materials are pertinent to the appeal.

On the basis of its review, the Committee shall make an independent determination of the Applicant’s eligibility for benefits under the Plan. The decision of the Committee on any claim for benefits shall be final and conclusive upon all parties thereto.

In the event the Committee denies an appeal in whole or in part, the Committee shall give written notice of the decision to the Applicant, which notice shall set forth, in a manner calculated to be understood by the Applicant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan or Agreement on which the Committee’s decision is based.
12. Amendment, Termination or Suspension
(a)	The Plan may be amended or terminated by the Board of Directors at any time. Such amendment or termination may modify or eliminate any benefit hereunder other than a benefit that is in pay status, or the vested portion of a benefit that is not in pay status.

(b)	If the Board of Directors determines that payments under the Plan would have a material adverse effect on the Employer’s ability to carry on its business, the Board of Directors may suspend such payments temporarily for such time as in its sole discretion it deems advisable, but in no event for a period in excess of one year. The Employer shall pay such suspended payments immediately upon the expiration of the period of suspension.

(c)	The Plan is intended to provide benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from Sections 2, 3 and 4 of Title 1 of ERISA. Accordingly, the Plan shall terminate and, except for existing Account balances and other benefits in pay status (which, at the option of the Board of Directors, may be accelerated and the balance paid in a single, actuarially equivalent lump sum), no further benefits, vested or nonvested, shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.
13. Miscellaneous
(a)	Participant Rights:

Nothing in the Plan shall confer upon a Participant the right to continue in the employ of the Employer or shall limit or restrict the right of the Employer to terminate the employment of a Participant at any time with or without cause.

(b)	Alienation:

Except as otherwise provided in the Plan, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such right or benefit shall be void. No such right or benefit shall in any manner be liable for or subject to the debts, liability or torts of a Participant or Beneficiary.

(c)	Partial Invalidity:

If any provision in the Plan is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue to be in full force and effect without being impaired or invalidated in any way.

(d)	Choice of Law:

The Plan shall be construed in accordance with ERISA and the laws of the State of California.

(e)	Payment to Minors or Persons Under Legal Disability:

If any benefit becomes payable to a minor or to a person under a legal disability, payment of such benefit shall be made only to the conservator or the guardian of the estate of such intended recipient appointed by a court of competent jurisdiction or any other individual or institution maintaining or having custody of such intended recipient. A release by such conservator, guardian, individual or institution shall constitute a legal discharge of the Plan’s obligation to the intended recipient.

Headings of sections and subsections as used herein are inserted solely for convenience and reference and constitute no part of the Plan.
Executed at Los Angeles, California this                      day of                      ,

KAUFMAN AND BROAD, INC.
By	/s/ Norman J. Metcalfe
Norman J. Metcalfe
Its Executive Vice President

By	/s/ Susan L. Harris
Susan L. Harris
Its Secretary

KAUFMAN AND BROAD, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
BENEFIT AGREEMENT
     This Benefit Agreement is entered into between KAUFMAN AND BROAD, INC. (the “Company”) and                                          (the “Employee”), pursuant to the KAUFMAN AND BROAD, INC. EXECUTIVE DEFERRED COMPENSATION PLAN (the “Plan”).
1. Provisions of the Plan
     The Employee hereby acknowledges receipt of a copy of the Plan. In particular, the Employee acknowledges having read and understood the provisions of the Plan respecting the entitlement to and calculation of benefits, that no assets of the Company are to be segregated to be used to pay benefits under the Plan, and that the Plan may be amended or terminated at any time in accordance with its terms.
2. Status as Executive
     The Company hereby acknowledges that the Employee presently qualifies as a “Tier ___ Executive” as defined in the Plan, and as such is eligible to become a Participant in the Plan. Such qualification may be terminated by the Board of Directors of the Company at any time in its sole discretion.
3. Election to Participate
     The Employee hereby elects to participate in the Plan, and to make the following Total Deferral under the Plan during the seven year Deferral Period:
Tier I Executive (Minimum $80,000; Maximum $160,000) — $
Tier II Executive (Minimum $40,000; Maximum $80,000) — $
The Employee confirms that he will make a Deferral equal to 25% of his Total Deferral in the 1986 Plan Year, and that he will make the balance of his Total Deferrals during the Deferral Period by filing appropriate annual election forms with the Committee in accordance with the Plan. All Deferral elections are irrevocable. The Deferral for the 1986 Plan Year shall be made from the Employee’s:
Covered Salary       ; or
Covered Bonus       . (check one)

4. Acceptance of Benefits
     The Employee hereby agrees on his own behalf and on behalf of his Beneficiaries to accept those benefits under the Plan to which he or his beneficiaries may become entitled, and to be bound by all of the terms and conditions of the Plan.
5. Designation of Beneficiary
     The Plan provides certain death benefits to the Beneficiary specifically designated by the Employee for that purpose. The Committee which administers the Plan will make appropriate beneficiary designation forms available to the Employee.
6. Plan Document
     All of the terms and conditions of the Plan are contained in the Plan document, and no officer or employee of the Company has been authorized to vary such terms and conditions orally or in writing. The Plan may be modified only by amendment to the Plan adopted by the Board of Directors.

KAUFMAN AND BROAD, INC.

Date of Signature:	By:

Title:

Date of Signature:	EMPLOYEE

KAUFMAN AND BROAD, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
DESIGNATION OF BENEFICIARY

Name of Executive:

Check if this is a revised designation
     I hereby revoke any previous Designation of Beneficiary that I may have made with respect to this Plan, and designate the following Beneficiary(ies) to receive any benefit payable under the Plan by reason of my death as to which the Plan permits such designation:
Primary Beneficiary

Name

Relationship

Other

Contingent Beneficiary
     If no Primary Beneficiary is alive when I die, the benefit should be paid to the following Contingent Beneficiary:

Name

Relationship

Other

Signature of Participant	Date

Consent of Participant’s Spouse	Date

Instructions
     You may normally list only one person or entity (such as a testamentary or inter vivos trust) in both the Primary and Contingent Beneficiary sections. However, if you are designating your children or grandchildren in either section and you have more than one such child or grandchild, you may designate any number of such children or grandchildren as Beneficiaries. In that event, they will share in the benefit to be distributed in the percentage shares that you indicate. If you do not indicate percentage shares, each Primary Beneficiary will share equally in the benefit to be distributed. If one or more Primary Beneficiaries dies before you do, their share of the benefit will be divided among the surviving Primary Beneficiary(ies) (in proportion to their relative percentage shares).
     Your Contingent Beneficiary will only receive a distribution of the benefit if no Primary Beneficiary is alive at the time of your death. If you list more than one Contingent Beneficiary under the circumstances permitted above, the rules for dividing the benefit between them are the same as the rules for dividing the benefit between your Primary Beneficiaries.
     If you are married, you are urged to consult your spouse with respect to any designation that you make on this form, and to have your spouse sign the designation. You are also urged to consult with your estate planning counsel.
     This Designation will remain in effect until the Plan’s Administrative Committee has received a revised Designation properly signed by you. You may file a revised Designation at any time.

Return to:

KAUFMAN AND BROAD, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
ANNUAL DEFERRAL ELECTION

Name of Participant:

Plan Year:

     I hereby elect to have the following portion of my Base Salary or Base Bonus payable in the Plan Year deferred and credited to my Account in the Kaufman and Broad, Inc. Executive Deferred Compensation Plan:

Base Salary $

Base Bonus $

I understand that:
     1. The minimum Deferral is $5,000 and the maximum Deferral is 25% of the Total Deferral that I have elected to make over the seven year Deferral Period.
     2. I may not defer more than my Total Deferral.
     3. This Deferral Election is irrevocable.
     4. This Deferral Election is invalid if not submitted to the Plan Administration Committee within the time limits imposed by the Plan. The Committee may reject a Deferral Election that does not conform to the terms of the Plan.

Date of Signature:

Participant